EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NACEL ENERGY ADVANCES SNOWFLAKE WIND PROJECT

PHOENIX, AZ – November, 8, 2010 – NACEL Energy Corporation (OTC BB: “NCEN”) (FRANKFURT: “4FC”) (the “Company”) today confirmed it has signed an agreement with Arizona Public Service Company (APS) to complete a system impact study of its Snowflake Wind Power project in Navajo County, Arizona. Completion of the study is a precursor to a final interconnection agreement with APS. The study will assess and make recommendations regarding any system and equipment upgrades necessary to integrate the Company’s planned 18.9 MW first phase of Snowflake into the APS electrical grid.

NACEL Energy Chief Executive Officer, Mark Schaftlein, stated:

“With the commitment of NACEL’s key investors, including JMJ Financial, NACEL continues to have the capital necessary to advance our wind energy projects, including Snowflake in Arizona and our five projects in the Texas Panhandle, towards our ultimate corporate objective – the generation of clean, renewable energy.”

For information concerning NACEL Energy’s historical progress developing Snowflake please refer to our News Archive at http://www.nacelenergy.com/news/archive.html and reference the following past news releases:

•	July 28, 2009 – NACEL Announces Snowflake Wind Project
•	April 15, 2010 – NACEL Submits Bid to APS
•	April 26, 2010 – NACEL Updates APS Bid
•	June 30, 2010 – NACEL Submits New Bid to APS
•	September 17, 2010 – NACEL Corporate Update

About NACEL Energy Corporation (OTC BB: NCEN)

NACEL Energy is one of the first publicly traded companies in America exclusively developing clean, renewable, utility scale wind power.  The Company currently anticipates generating an aggregate 130 megawatts of new wind power upon the commissioning of its Snowflake project in Arizona, in addition to Leila Lake, Hedley Pointe, Swisher, Channing Flats and Blue Creek, all located in the Texas Panhandle. NACEL Energy was founded in 2006 and successfully completed its IPO in December of 2007.

NACEL Energy
The WIND POWER COMPANYTM

Notice regarding Forward-Looking Statements

Statements in this press release relating to NACEL Energy’s plans, strategies, economic performance and trends, projections of results of specific activities, and other statements that are not descriptions or historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in NACEL Energy’s business. Forward-looking statements may be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases. This press cautions that NACEL Energy must undertake and complete many steps in its 25 step development model before the generation of wind power can commence. The numerous items which have to be completed in this regard include, without limitation, obtaining pertinent agreements, including a final interconnection agreement, obtaining environmental permits and power purchase agreements, satisfying project finance requirements and managing construction and operational risks. Interested persons are encouraged to read NACEL Energy’s Securities and Exchange Commission filings, particularly its Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

Contact:

NACEL Energy Investor Relations
1-888-242-5848